Exhibit 3.3

FORM OF SUPERVISORY BOARD RULES

CENTOGENE N.V.

INTRODUCTION

Article 1

1.1                              These rules govern the organisation, decision-making and other internal matters of the Supervisory Board. In performing their duties, the Supervisory Directors shall comply with these rules.

1.2                              These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION

Article 2

2.1                              In these rules the following definitions shall apply:

Article	An article of these rules.

Articles of Association	The Company’s articles of association.

Audit Committee	The Company’s audit committee.

CEO	The Company’s chief executive officer.

Chairman	The chairman of the Supervisory Board.

Committee	The Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee.

Committee Charter	The charter of the relevant Committee.

Company	Centogene N.V.

Company Secretary	The Company’s company secretary.

Compensation Committee	The Company’s compensation committee.

Conflict of Interest	A direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it.

Diversity Policy	The Company’s diversity policy.

External Auditor

The external auditor or audit firm within the meaning of Section 2:393 of the Dutch Civil Code, engaged or to be engaged to examine the Company’s annual accounts and management report, or the Company’s independent outside audit firm for purposes of U.S. laws and regulation (including applicable NASDAQ and/or SEC requirements), as the context may require.

Family Member	A Supervisory Director’s spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree.

General Meeting	The Company’s general meeting.

Internal Controls	The Company’s internal risk management and control systems, including its disclosure controls and procedures and internal control over financial reporting.

Management Board	The Company’s management board.

Managing Director	A member of the Management Board.

NASDAQ	The NASDAQ Stock Market.

Nomination and Corporate Governance Committee	The Company’s nomination and corporate governance committee.

Profile	The Company’s profile for the size, composition and independence of the Supervisory Board.

SEC	The United States Securities and Exchange Commission.

Simple Majority	More than half of the votes cast.

Supervisory Board	The Company’s supervisory board.

Supervisory Board Meeting	A meeting of the Supervisory Board.

Supervisory Director	A member of the Supervisory Board.

Vice-Chairman	The vice-chairman of the Supervisory Board.

Website	The Company’s website.

2.2                              References to statutory provisions are to those provisions as they are in force from time to time.

2.3                              Terms that are defined in the singular have a corresponding meaning in the plural.

2.4                              Words denoting a gender include each other gender.

2.5                              Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

COMPOSITION

Article 3

3.1                              The Supervisory Board consists of at most eight Supervisory Directors.

3.2                              The size, composition and independence of the Supervisory Board shall be determined taking into consideration the principles laid down in the Diversity Policy and the Profile.

3.3                              The Supervisory Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association and applicable law.

3.4                              A person may be appointed as Supervisory Director for a maximum of two consecutive terms of up to four years each and, subsequently, for a maximum of two consecutive terms of up to two years each.

3.5                              The Supervisory Board shall elect a Supervisory Director to be the Chairman and another Supervisory Director to be the Vice-Chairman. The Supervisory Board may dismiss the Chairman or the Vice-Chairman, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairman or Vice-Chairman, as the case may be.

3.6                              A Supervisory Director shall retire in the event of inadequate performance, structural incompatibility of interests, and in other instances where early retirement of the Supervisory Director is considered necessary by the Supervisory Board.

3.7                              The Supervisory Board shall ensure that:

a.                                     the Company has a sound plan in place for the succession of Managing Directors and Supervisory Directors which is aimed at retaining the appropriate balance in the requisite expertise, experience and diversity on the Management Board and the Supervisory Board; and

b.                                     a retirement schedule is prepared in order to avoid, as much as possible and practicable, Supervisory Directors retiring simultaneously.

3.8                              A Supervisory Director shall notify the Supervisory Board in advance of any other position he wishes to pursue.

DUTIES AND ORGANISATION

Article 4

4.1                              The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.

4.2                              The Supervisory Board may obtain information from officers and external advisers of the Company in order to perform their duties, and the Company shall facilitate this.

4.3                              All Supervisory Directors shall follow an induction programme geared to their role, covering general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and its business, the Company’s corporate culture, the Company’s relationship with the Company’s works council or other employee participation body, if any, and the responsibilities of a Supervisory Director under applicable law.

4.4                              The tasks and duties of the Supervisory Board include the supervision of the following matters:

a.                                     the Company’s strategy, the implementation thereof and the principal risks associated with it;

b.                                     the review by the Management Board of the effectiveness of the design and operation of the Internal Controls, including:

i.                                        identified material weaknesses or significant deficiencies in the Internal Controls; and

ii.                                    material changes made to, and any material improvements planned for, the Internal Controls;

c.                                      the functioning of, and the developments in, the relationship with the External Auditor;

d.                                     the establishment and implementation of the internal procedures by the Management Board;

e.                                      the Company’s corporate culture and values;

f.                                       the findings and observations of the Management Board relating to the effectiveness of, and compliance with, the Company’s internal policies, including its code of business conduct and ethics;

g.                                     monitoring the operation of the Company’s procedure for reporting actual or suspected misconduct or irregularities, the initiation of appropriate and independent investigations into signs of misconduct or irregularities, and, if an instance of misconduct or an irregularity has been discovered, adequate follow-up of recommendations for remedial actions; and

h.                                     the Company’s relations with shareholders.

4.5                              At least annually, the Supervisory Board shall evaluate - outside the presence of the Managing Directors - its own functioning, the functioning of the Management Board, the functioning of the Committees and the functioning of the individual Managing Directors and Supervisory Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Supervisory Directors require further training or education. During such evaluation, Supervisory Directors should be able to express their views confidentially. When performing their evaluations, the Supervisory Directors shall at least consider:

a.                                     the mutual interaction among the Management Board and the Supervisory Board;

b.                                     the mutual interaction among the Supervisory Board;

c.                                      lessons learned from recent events; and

d.                                     the desired profile, composition, competency and expertise of the Supervisory Board.

OBSERVERS

Article 5

The Supervisory Board may allow one or more observers to attend meetings of the Supervisory Board and its Committees and allow such observers to participate - without voting rights - in the deliberations of the Supervisory Board and its Committees, subject to the limitations under applicable law relating to:

a.                                     the decision-making, functioning and organisation of the Supervisory Board; and

b.                                     the Supervisory Board's fiduciary duties to act in the interests of the Company and of the business connected with it.

CHAIRMAN, VICE-CHAIRMAN AND COMPANY SECRETARY

Article 6

6.1                              The Chairman, in regular consultation with the CEO, shall ensure that:

a.                                     the Supervisory Board has proper contact with the Management Board, the Company’s works council or other employee representation body, if any, and the General Meeting;

b.                                     the Supervisory Board elects a Vice-Chairman;

c.                                      there is sufficient time for deliberation and decision-making by the Supervisory Board;

d.                                     the Supervisory Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;

e.                                      the Supervisory Board and the Committees have a balanced composition and function properly;

f.                                       the functioning of individual Managing Directors and Supervisory Directors is reviewed at least annually;

g.                                     the Supervisory Directors and Managing Directors follow their induction programme, as well as their education or training programme (if and when relevant);

h.                                     the Management Board performs activities in respect of corporate culture;

i.                                        the Supervisory Board is responsive to signs of misconduct or irregularities from the Company’s business and ensures that any material misconduct and irregularities, or suspicions thereof, are reported to the Supervisory Board without delay;

j.                                        the General Meeting proceeds in an orderly and efficient manner;

k.                                     effective communication with the Company’s shareholders is assured; and

l.                                        the Supervisory Board shall be involved closely, and at an early stage, in any acquisition, merger or takeover process involving the Company.

6.2                              If the Chairman is absent or incapacitated, he may be replaced temporarily by the Vice-Chairman.

6.3                              The Chairman shall act on behalf of the Supervisory Board as the primary contact for Managing Directors, Supervisory Directors and shareholders regarding the functioning of

Managing Directors and Supervisory Directors, except for the Chairman himself. The Vice-Chairman shall fulfil such role regarding the functioning of the Chairman.

6.4                              The Supervisory Board may be supported by the Company Secretary. The Company Secretary may be appointed and dismissed by the Management Board, subject to the prior approval of the Supervisory Board.

DECISION-MAKING

Article 7

7.1                              The Supervisory Board shall meet as often as any Supervisory Director deems necessary or appropriate, but no less than annually.

7.2                              Supervisory Directors are expected to attend Supervisory Board Meetings and the meetings of the Committees of which they are members. If a Supervisory Director is frequently absent at such meetings, he shall be held accountable by the Supervisory Board.

7.3                              A Supervisory Board Meeting may be convened by, or at the request of, any Supervisory Director by means of a written notice sent to all Supervisory Directors. Notice of a Supervisory Board Meeting shall include the date, time, place and agenda for that Supervisory Board Meeting. Supervisory Board Meetings can be held through audio-communication facilities.

7.4                              All Supervisory Directors shall be given reasonable notice of at least 10 days prior to Supervisory Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it.

7.5                              If a Supervisory Board Meeting has not been duly convened, resolutions may nevertheless be passed at that Supervisory Board Meeting if all Supervisory Directors not present or represented at that Supervisory Board Meeting have waived compliance with the convening formalities in writing.

7.6                              All Supervisory Board Meetings shall be chaired by the Chairman or, in his absence, by the Vice-Chairman or, in his absence, by another Supervisory Director designated by the Supervisory Directors present at the relevant Supervisory Board Meeting. The chairman of the Supervisory Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Supervisory Board Meeting. The secretary does not necessarily need to be a Supervisory Director.

7.7                              Minutes of the proceedings at a Supervisory Board Meeting shall be sufficient evidence thereof and of the observance (or waiver) of all necessary formalities, provided that such minutes are certified by a Supervisory Director.

7.8                              Without prejudice to Article 6.11, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board. Invalid votes, blank votes and abstentions shall not be counted as votes cast.

7.9                              A Supervisory Director can be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Supervisory Board.

7.10                       Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a Supervisory Board Meeting or otherwise, by Simple Majority unless these rules provide differently.

7.11                       Where there is a tie in any vote of the Supervisory Board, the Chairman shall have a casting vote, provided that the Chairman cannot cast more votes than the other Supervisory Directors together. Otherwise, the relevant resolution shall not have been passed.

7.12                       Resolutions of the Supervisory Board may, instead of at a Supervisory Board Meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process in respect of the resolution(s) concerned. Articles 6.8 through 6.11 apply mutatis mutandis.

7.13                       The Supervisory Board may require that officers and external advisers attend Supervisory Board Meetings. In particular, the Supervisory Board shall request the External Auditor to attend the Supervisory Board Meeting where the External Auditor’s audit report regarding the Company’s financial statements is discussed.

CONFLICTS OF INTEREST

Article 8

8.1                              A Supervisory Director shall promptly report any actual or potential Conflict of Interest in a transaction that is of material significance to the Company and/or such Supervisory Director to the other Supervisory Directors, providing all relevant information relating to such Conflict of Interest, including the involvement of any Family Member in the transaction concerned.

8.2                              The determination whether a Supervisory Director has a Conflict of Interest shall primarily be the responsibility of that Supervisory Director. However, in case of debate, that determination shall be made by the Supervisory Board without the Supervisory Director concerned being present.

8.3                              A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a Conflict of Interest. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution may nevertheless be passed by the Supervisory Board as if none of the Supervisory Directors has a Conflict of Interest.

8.4                              Transactions in respect of which a Supervisory Director has a Conflict of Interest shall be agreed on arms’ length terms. Any such transactions where the Conflict of Interest is of material significance to the Company and/or to the Supervisory Director concerned shall be subject to the approval of the Supervisory Board.

8.5                               In order to avoid potential Conflicts of Interest, or the appearance thereof, Supervisory Directors shall not:

a.                                     enter into competition with the Company;

b.                                     demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

c.                                      provide unjustified advantages to third parties to the detriment of the Company;

d.                                     take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

8.6                              The Company shall not grant its Supervisory Directors or their respective Family Members any personal loans, guarantees or similar financial arrangements.

8.7                              The Supervisory Board shall deal with any actual or potential Conflict of Interest in a transaction that is of material significance to the Company and/or a Managing Director in accordance with the provisions included in the Management Board rules.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS

Article 9

9.1                              The Supervisory Directors shall be subject to the Company’s insider trading policy. In addition, each Supervisory Director shall practice great reticence:

a.                                     when trading in shares or other financial instruments issued by another listed company, if this could reasonably create the appearance of such Supervisory Director violating applicable insider trading and/or market manipulation prohibitions; and

b.                                     when trading in shares or other financial instruments issued by another listed company which is a direct competitor of the Company.

9.2                              Any shares in the Company’s capital held by a Supervisory Director are expected to be long-term investments.

COMMITTEES

Article 10

10.1                       The Supervisory Board has established the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee and may establish such other committees as deemed to be necessary or appropriate by the Supervisory Board.

10.2                       Each Committee shall be subject to this Article 9 and its respective Committee Charter.

10.3                       Unless the relevant Committee Charter provides differently, Article 6 applies mutatis mutandis to the decision-making of each Committee, provided that references to the Chairman should be interpreted as being references to the chairman of the relevant Committee.

10.4                       The Supervisory Board shall regularly review and discuss the reports received from the respective Committees.

AMENDMENTS AND DEVIATIONS

Article 11

Pursuant to a resolution to that effect, the Supervisory Board may amend or supplement these rules and allow temporary deviations from these rules, subject to ongoing compliance with NASDAQ requirements, SEC rules and applicable law generally.

GOVERNING LAW AND JURISDICTION

Article 12

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.